CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ProElite, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated April 2, 2007, except for Notes 10, 12 and 14, as to which the date is May 2, 2007 on the consolidated financial statements of Pro Elite, Inc. as of December 31, 2006 and for the period from August 10, 2006 (date of inception) to December 31, 2006, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Gumbiner Savett Inc.

Gumbiner Savett Inc.
Santa Monica, California
August 24, 2007